Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of BGC Partners, Inc. for the registration of 20,000,000 shares of its Class A Common Stock and to the incorporation by reference therein of our report, dated May 23, 2012, with respect to the consolidated financial statements of Grubb & Ellis Company as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission on May 24, 2012.

/s/ Ernst & Young LLP

Irvine, California

November 21, 2012